Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated January 21, 2011 on the financial statements of Thompson Plumb Funds, Inc., comprised of Thompson Plumb Growth Fund (the “Funds”), as of November 30, 2010 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Thompson Plumb Funds, Inc.’s Registration Statement on Form N-1/A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services,Ltd.
Westlake, Ohio
March 28, 2011